CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FOR IMMEDIATE RELEASE

FUEL TECH REPORTS 2015 FIRST QUARTER FINANCIAL RESULTS

Q1 2015 Overview

•	Revenues of $15.1 million compared to $18.7 million in Q1 2014

•	Gross profit of $6.7 million, or 44.4% of revenue, compared to $7.9 million, or 42.3% of revenue, in Q1 2014

•	Net loss was $1.7 million, or $0.07 per diluted share, compared to net loss of $1.1 million, or $0.05 per diluted share, in Q1 2014

•	At March 31, 2015 total cash and equivalents of $18.3 million, or $0.80 per diluted share

•	No long-term debt

WARRENVILLE, Ill., May 11, 2015 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported financial results for the first quarter ("Q1") ended March 31, 2015.

Q1 2015 Results Overview
Consolidated revenues for Q1 2015 were $15.1 million as compared to $18.7 million in Q1 2014, reflecting slower U.S. activity within our Air Pollution Control ("APC") technology segment, including an anticipated reduction in activity from a large project in Chile that is nearing completion.
Operating loss for Q1 2015 was $2.4 million as compared to an operating loss of $1.1 million in Q1 2014. Net loss for Q1 2015 was $1.7 million, or $0.07 per diluted share, compared to net loss of $1.1 million, or $0.05 in the same period last year.
APC segment revenues in Q1 2015 declined to $6.9 million from $10.7 million in Q1 2014 due to a slowdown in project bookings.

APC gross profit declined to $2.5 million, or 37.0% of segment revenues, from $3.7 million, or 34.5% of segment revenues in Q1 2014.
The FUEL CHEM® segment generated revenues of $8.2 million during Q1 2015, up from revenues of $7.9 million during Q1 2014. The gross margins during Q1 2015 and Q1 2014 were 50.1% and 52.3%, respectively. The FUEL CHEM segment has maintained its customer base and overall profit margin, and we continue to pursue promising growth opportunities both domestically and internationally.
Capital projects backlog in the APC segment stood at $16.0 million at March 31, 2015 compared to $18.0 million at December 31, 2014. This decline was due primarily to the slower pace of U.S. bookings in 2015 compared with prior periods. During Q2 2015, Fuel Tech has announced new project awards in multiple geographies with an aggregate value of $10.5 million, the most significant being an award in the U.K. for Fuel Tech's Advanced NOxOUT® Selective Non-Catalytic Reduction (ASNCR) technology for multiple large coal-fired units burning both coal and biomass. Fuel Tech received this contract following the demonstration of our new ASNCR technology last year at this same plant location. The ASNCR system utilizes proprietary state-of-the-art injectors and injection controls in combination with advanced temperature measurement techniques to provide nitrogen oxide (NOx) reduction efficiency well beyond conventional SNCR in difficult furnace environments. Equipment delivery is expected to occur in Q4 2015.
Selling, general and administrative (SG&A) expenses for Q1 2015 and Q1 2014 were $8.2 million and $8.7 million, respectively. On a total dollar basis, SG&A for Q1 2015 decreased by $0.5 million, or 6.2%, which was primarily the result of lower employee-related costs including stock-based compensation of $80,000, administrative costs associated with our foreign operations of $312,000, travel expenses of $205,000, and professional and consulting fees of $135,000, partially offset by increases in marketing costs of $136,000.
Fuel Tech's research and development expenses for Q1 2015 increased to $872,000 from the comparable prior year amount of $244,000. The increased spending levels are primarily related to ongoing projects associated with our Fuel Conversion development initiative.
Vincent J. Arnone, President and Chief Executive Officer of Fuel Tech, commented, “Although we are managing through a challenging domestic APC market, we believe that Fuel Tech’s performance will strengthen as the year progresses and that our full year 2015 results will show improvement over 2014. Our focus on geographic diversification has allowed us to navigate dynamic and distinct global regulatory environments. Our recent contract announcement in the U.K. is a testament to this strategy as we have expected the European market to contribute to our international growth as impacted nations within the European Union commence their compliance with the Industrial Emissions Directive.
"Thus far in 2015 we have announced APC orders of $15.3 million, including projects in the U.S., China, and Europe. Importantly, we are continuing to pursue multiple domestic and international APC project opportunities, some of which are of significant size and project scope. Our FUEL CHEM business performed well in Q1 2015, and we remain optimistic that this business will continue to be a significant contributor to our business model. In addition to diversifying our geographies, we remain focused on broadening our solutions portfolio to address new end market opportunities."
Mr. Arnone concluded, “Our financial position remains strong. At March 31, 2015, we reported cash and cash equivalents of $18.3 million, or $0.80 per diluted share, working capital of $39.0 million, and no long-term debt. We generated cash from operations of $1.1 million in Q1 2015 and expect to continue to generate cash from operating activities throughout 2015. In an effort to better align our infrastructure with current market conditions, we initiated a cost reduction program early in Q2 2015 that is expected to produce annualized savings of approximately $1.5 million, the impact of which will begin to be realized during Q3 2015. We recognize the need to balance our ability to execute prospective work with the realities of our current market dynamic, and we will continue to watch this balance closely.”

Conference Call
Management will host a conference call on Tuesday, May 12, 2015 at 9:00 AM ET to discuss the results.

•	(800) 901-5213 (Domestic)

•	(617) 786-2962 (International)

•	Passcode: FUEL TECH

A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “86580638.”  The replay will be available through June 6, 2015.
About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, NOxOUT-SCR®, NOxOUT CASCADE®, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 900 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services include ESP Inspection Services, Performance Modeling, Performance and Efficiency Upgrades, along with complete turnkey capability for ESP retrofits, with more than 60 major rebuilds on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of the fly ash particle. FGC systems offer a lower capital cost approach to improving ash particulate capture versus the alternative of installing larger ESPs or utilizing fabric filter technology to meet targeted emissions and opacity limits. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide, and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.
Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share and per share data)

	March 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$18,310	$18,637
Marketable securities	36	36
Accounts receivable, net of allowance for doubtful accounts of $1,927 and $1,922, respectively	26,982	31,910
Inventories	1,645	1,111
Prepaid expenses and other current assets	4,130	4,094
Prepaid income taxes	1,534	597
Deferred income taxes	2,007	1,953
Total current assets	54,644	58,338
Property and equipment, net of accumulated depreciation of $21,899 and $21,925, respectively	13,239	13,527
Goodwill	2,116	2,116
Other intangible assets, net of accumulated amortization of $6,045 and $5,802, respectively	9,960	10,464
Deferred income taxes	5,140	5,649
Other assets	1,364	1,377
Total assets	$86,463	$91,471
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt	$818	$1,625
Accounts payable	6,363	7,310
Accrued liabilities:
Employee compensation	1,876	2,007
Other accrued liabilities	6,698	7,708
Total current liabilities	15,755	18,650
Other liabilities	487	520
Total liabilities	16,242	19,170
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 23,287,540 and 23,027,704 shares issued, and 23,065,162, and 22,860,398 shares outstanding, respectively	233	230
Additional paid-in capital	134,890	134,985
Accumulated deficit	(63,406)	(61,752)
Accumulated other comprehensive loss	(609)	(448)
Nil coupon perpetual loan notes	76	76
Treasury stock, 222,378 and 167,306 shares, respectively, at cost	(963)	(790)
Total shareholders’ equity	70,221	72,301
Total liabilities and shareholders’ equity	$86,463	$91,471

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per-share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$15,103	$18,661
Costs and expenses:
Cost of sales	8,437	10,810
Selling, general and administrative	8,203	8,744
Research and development	872	244
	17,512	19,798
Operating loss	(2,409)	(1,137)
Interest expense	(27)	(29)
Interest income	7	11
Other expense	(96)	(30)
Loss before income taxes	(2,525)	(1,185)
Income tax benefit	871	99
Net loss	$(1,654)	$(1,086)
Net loss per common share:
Basic	$(0.07)	$(0.05)
Diluted	$(0.07)	$(0.05)
Weighted-average number of common shares outstanding:
Basic	22,927,000	22,641,000
Diluted	22,927,000	22,641,000

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2015	2014
Net loss	$(1,654)	$(1,086)
Other comprehensive loss:
Foreign currency translation adjustments	(161)	(509)
Unrealized gains from marketable securities, net of tax	—	28
Total other comprehensive loss	(161)	(481)
Comprehensive loss	$(1,815)	$(1,567)

FUEL TECH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net loss	$(1,654)	$(1,086)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	520	493
Amortization	543	196
Gain on disposal of equipment	(25)	—
Allowance for doubtful accounts	10	85
Deferred income taxes	(226)	305
Stock-based compensation	272	424
Changes in operating assets and liabilities:
Accounts receivable	4,882	1,059
Inventories	(536)	(474)
Prepaid expenses, other current assets and other non-current assets	(35)	(446)
Accounts payable	(937)	(409)
Accrued liabilities and other non-current liabilities	(1,699)	(1,988)
Net cash provided by (used in) operating activities	1,115	(1,841)
Investing Activities
Purchases of property, equipment and patents	(276)	(322)
Proceeds from the sale of equipment	25	—
Net cash used in investing activities	(251)	(322)
Financing Activities
Payments on short-term borrowings	(815)	—
Proceeds from exercises of stock options	—	160
Excess tax benefit from exercises of stock options	—	12
Treasury shares withheld	(173)	(261)
Net cash used in financing activities	(988)	(89)
Effect of exchange rate fluctuations on cash	(203)	(568)
Net decrease in cash and cash equivalents	(327)	(2,820)
Cash and cash equivalents at beginning of period	18,637	27,738
Cash and cash equivalents at end of period	$18,310	$24,918

FUEL TECH, INC.
BUSINESS SEGMENT FINANCIAL DATA
(Unaudited)
(in thousands)

Information concerning Fuel Tech’s reporting segment net sales and gross margin are provided below:

Three months ended March 31, 2015	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$6,857	$8,246	$—	$15,103
Cost of sales	(4,321)	(4,116)	—	(8,437)
Gross margin	2,536	4,130	—	6,666
Selling, general and administrative	—	—	(8,203)	(8,203)
Research and development	—	—	(872)	(872)
Operating income (loss)	$2,536	$4,130	$(9,075)	$(2,409)

Three months ended March 31, 2014	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$10,734	$7,927	$—	$18,661
Cost of sales	(7,030)	(3,780)	—	(10,810)
Gross margin	3,704	4,147	—	7,851
Selling, general and administrative	—	—	(8,744)	(8,744)
Research and development	—	—	(244)	(244)
Operating income (loss)	$3,704	$4,147	$(8,988)	$(1,137)

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.
GEOGRAPHIC INFORMATION
(Unaudited)
(in thousands)
Information concerning Fuel Tech’s operations by geographic area is provided below. Revenues are attributed to countries based on the location of the customer. Assets are those directly associated with operations of the geographic area.

	Three Months Ended March 31,
	2015	2014
Revenues:
United States	$12,575	$9,229
Foreign	2,528	9,432
	$15,103	$18,661

	March 31, 2015	December 31, 2014
Assets:
United States	$59,176	$64,324
Foreign	27,287	27,147
	$86,463	$91,471

FUEL TECH, INC.
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2015	2014
Net loss	(1,654)	(1,086)
Interest expense	27	29
Income tax benefit	(871)	(99)
Depreciation expense	520	493
Amortization expense	543	196
EBITDA	(1,435)	(467)
Stock compensation expense	272	424
ADJUSTED EBITDA	$(1,163)	$(43)

Adjusted EBITDA
To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company's reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.
Adjusted EBITDA is provided to enhance investors' overall understanding of the Company's current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the above financial table.